GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, NY 10004	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 Park Avenue New York, NY 10017

August 8, 2006

RMK Finance LLC

In care of:

GS Capital Partners V Fund, L.P.

85 Broad Street

New York, New York 10004

J.P. Morgan Partners, LLC

1221 Avenue of the Americas

New York, New York 10020

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Warburg Pincus Private Equity IX, L.P.

466 Lexington Avenue

New York, NY 10017

PROJECT ALPHA

$4,605,000,000 Senior Secured Facilities

$1,700,000,000 Senior Increasing Rate Bridge Facility

$770,000,000 Senior Subordinated Increasing Rate Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”) and Goldman Sachs Capital Partners L.P. (“GSCP” and, together with JPMCB, the “Initial Lenders”), GSCP and JPMorgan (the “Joint Lead Arrangers” or the “Arrangers”) being referred to collectively as “we” or “us”), that GS Capital Partners V Fund, L.P., J.P. Morgan Partners, LLC, Thomas H. Lee Partners and Warburg Pincus Private Equity IX, L.P. (collectively, the “Sponsors”) intend to acquire (the “Acquisition”), directly or indirectly, through RMK Acquisition Corporation (“Merger Sub”), a newly formed Delaware corporation all of the outstanding capital stock of which is owned, directly or indirectly, by investment funds affiliated with the Sponsors and by Joseph Neubauer, all the outstanding capital stock of ARAMARK Corporation, a Delaware corporation (the “Company” or the

“Borrower”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Secured Facilities Term Sheet”) in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Bridge Facility Term Sheet”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Subordinated Bridge Facility Term Sheet” and, together with the Senior Secured Facilities Term Sheet and the Senior Bridge Facility Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured revolving credit facility (the “Revolving Facility”) in an aggregate principal amount up to $600,000,000 and a senior secured synthetic letter of credit facility (the “Synthetic L/C Facility”) in an aggregate principal amount up to $250,000,000, in each case described in the Senior Secured Facilities Term Sheet, (b) the Borrower will obtain the senior secured term loan facility (the “Term Facility”) described in the Senior Secured Facilities Term Sheet, in an aggregate principal amount of up to $3,755,000,000, (c) the Borrower will either (i) issue up to $1,700,000,000 in aggregate principal amount of its senior cash pay notes (the “Senior Cash Pay Notes”) and/or its senior PIK option notes (the “Senior PIK Option Notes” and together with the Senior Cash Pay Notes, the “Senior Notes”) in a public offering or in a Rule 144A or other private placement; provided that not less than 50% of the aggregate principal amount of the Senior Notes shall be Senior PIK Option Notes, or (ii) in the event, and to the extent, the Borrower is unable to issue the full amount of the Senior Notes, the Borrower shall borrow up to $1,700,000,000 under the senior bridge facility (the “Senior Bridge Facility”) described in the Senior Bridge Facility Term Sheet, (d) the Borrower will either (i) issue up to $770,000,000 in aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes”) in a public offering or in a Rule 144A or other private placement, or (ii) in the event, and to the extent, the Borrower is unable to issue the entire amount of the Senior Subordinated Notes on or prior to the Closing Date, the Borrower shall borrow up to $770,000,000 under the senior subordinated bridge facility (the “Senior Subordinated Bridge Facility”) described in the Senior Subordinated Bridge Facility Term Sheet and (e) the Borrower will obtain proceeds in connection with the extension and increase of the Company’s existing accounts receivable facility (the “Existing Receivables Facility”). The Revolving Facility, the Synthetic L/C Facility and the Term Facility are together referred to herein as the “Senior Secured Facilities”, the Senior Bridge Facility and the Senior Subordinated Bridge Facility are together referred to herein as the “Bridge Facilities” and the Senior Secured Facilities and the Bridge Facilities are collectively herein referred to as the “Facilities”.

For purposes of this commitment letter (the “Commitment Letter”), “JPMCB” shall mean JPMorgan Chase Bank, N.A. and/or any of its affiliates as JPMCB shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments.

In connection with the foregoing, each of GSCP and JPMCB is pleased to advise you of its commitment to provide 50% of each of the Revolving Facility, the Synthetic L/C Facility, the Term Facility, the Senior Subordinated Bridge Facility and the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitments of the Initial Lenders hereunder are several and not joint.

2.	Titles and Roles.

You hereby appoint, (a) GSCP to act, and GSCP hereby agrees to act, as joint bookrunner, joint lead arranger and co-syndication agent for each of the Facilities and (b) JPMorgan to act, and JPMorgan hereby agrees to act, as joint bookrunner, joint lead arranger and co-syndication agent for each of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (it being understood and agreed among the parties hereto, however, that for purposes of the Loan Pricing Corporation and any other relevant entity that allows league table credit to only two lead arrangers, only GSCP and JPMorgan shall receive lead arranger league table credit from the Loan Pricing Corporation and any such other entity in respect of the Facilities). Subject to the foregoing, the Arrangers, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree; provided that you may appoint one or more financial institutions with aggregate commitments not to exceed 25% of the aggregate amounts of the Facilities and having the title of administrative agent, collateral agent and/or co-documentation agent, which financial institutions shall execute a joinder to this Commitment Letter in form and substance reasonable satisfactory to the Arrangers; provided that the commitment of each of GSCP and JPMCB set forth above in paragraph 1 shall be decreased on a pro rata basis in the event that such other financial institutions are appointed in respect of the Facilities in accordance with the provisions of this Commitment Letter.

3.	Syndication.

Each of the Initial Lenders reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us and reasonably acceptable to you (such approval not to be unreasonably withheld or delayed). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication; provided that, notwithstanding the Initial Lenders’ right to syndicate the Facilities and receive commitments in respect thereof, no such assignment shall become effective with respect to all or any portion of their respective commitments hereunder prior to the Closing Date. Without limiting your obligations to assist with syndication efforts as set forth below, the Initial Lenders agree that completion of such syndication is not a condition to their commitments hereunder. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company and the Sponsors, (b) direct contact between senior management, representatives and advisors of you and representatives of the Sponsors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you and the Sponsors (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndications and shared with potential Lenders, (d) your using commercially reasonable efforts to obtain, prior to the launch of the syndications, ratings for each of the Facilities and the Senior Cash Pay Notes, the Senior PIK Option Notes and the Senior Subordinated Notes (collectively, the “Notes”) from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc. and (e) the hosting, with the Arrangers, of one or more meetings of prospective Lenders. You agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memoranda and other customary marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for any of the Notes) or (ii) not material with respect to you, the Company or your or its respective subsidiaries or the immediate holding company of the Company, if any, or any of your or its respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that each document to be disseminated by the Arrangers to any Lender in connection with the Facilities will be identified as either (i) containing Private Information or (ii) containing solely Public Information in accordance with procedures customary for transactions of this type.

The Joint Lead Arrangers will, in consultation with you and the Sponsors, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval right as described above (not to be unreasonably withheld or delayed)), the allocation of the commitments among the Lenders, any naming rights and the allocation and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and the Company to provide) to the Arrangers all information with respect to you, the Company and your or its respective subsidiaries or the immediate holding company of the Company, if any, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request.

4.	Information.

You hereby represent that, to the best of your knowledge (a) all information other than the Projections (the “Information”) that has been or will be made available to the Arrangers in connection with the Acquisition and the transactions contemplated hereby, by or on behalf of you, the Sponsors or any of your or their representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Arrangers by or on behalf of you, the Sponsors or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are believed by you and the Sponsors to be reasonable at the time made and at the time the related Projections are made available to the Arrangers. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be, to the best of your knowledge, incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or use commercially reasonable efforts to cause to be supplemented the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and our agreements to perform the services described herein are subject to (a) since March 31, 2006 (the date of the most recent audited financial statements of the Company delivered to us as of the date hereof) and except as contemplated by the Merger Agreement, there not having been any event, condition, development or occurrence that, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the draft Merger Agreement dated August 8, 2006 received from Wachtell, Lipton, Rosen & Katz at 3:56 a.m. (EDT) on August 8, 2006, and with such changes to such definition as are not adverse to the Initial Lenders in any material respect without their consent), (b) prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities or securitizations of you, the Company or your or its respective subsidiaries or the immediate holding company of the Company, if any, being offered, placed or arranged (other than the Notes, the extension and increase of the Company’s Existing Receivables Facility and ordinary course working capital and local line facilities), (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities incorporating the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to us and the Borrower, (d) our having been afforded a period of at least 15 consecutive business days following the completion of the Confidential Information Memoranda relating to the Facilities and immediately prior to the Closing Date to syndicate the Facilities and (e) satisfaction of the applicable conditions set forth in the Term Sheets and the other exhibits hereto.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or relating to any claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter, and (b) to reimburse us on the Closing Date and from time to time thereafter, upon presentation of a summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary agreements and security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as provided in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

8.	Sharing Information.

You acknowledge that each Arranger and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

9.	Assignments, Amendments, Governing Law, Etc.

Except as provided in the next succeeding sentence, this Commitment Letter shall not be assignable by you without the prior written consent of each Arranger (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship between the parties hereto; provided that you may assign any of your rights and delegate any of your obligations hereunder and under the Fee Letter to any of your affiliates that is controlled by the Sponsors and newly formed solely in connection with the Acquisition, and upon any such assignment and delegation (provided that the assignee shall have assumed your obligations hereunder and under the Fee Letter), the assignee shall be deemed to be the Borrower hereunder and thereunder (and you shall be released from such obligations). You may assign this Commitment Letter and the commitments hereunder to the Company in connection with the Acquisition. This Commitment Letter and the obligations of the Initial Lenders and the Arrangers hereunder shall not be assignable without your prior written consent. Any and all obligations of, and services to be provided by, the Initial Lenders and the Arrangers hereunder (including, without limitation, each Initial Lender’s commitment) may be performed and any and all rights of the Initial Lenders and the Arrangers hereunder may be exercised by or through any of their respective affiliates or branches (with the relevant Initial Lender and/or Arranger remaining responsible to you for the performance of such obligation or service). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Initial Lender or any Arranger pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Company and the Sponsors and your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable or legally permissible); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to any of the Notes or in any proxy statement or shareholder or debtholder consent solicitation relating to any of the Transactions.

13.	Surviving Provisions.

The reimbursement, indemnification, confidentiality, jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder. If definitive documentation relating to the Senior Secured Facilities or the Bridge Facilities shall be executed and delivered, your obligations under this Commitment Letter in respect of the applicable Facilities, other than those relating to confidentiality and to the syndication of such Facilities (which shall remain in full force and effect), shall automatically terminate and be superseded by the provisions contained in such definitive documentation upon the execution and delivery thereof.

14.	PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Initial Lender, each Arranger and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on September 29, 2006. The commitments of the Initial Lenders hereunder and the agreements of the Arrangers contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before March 31, 2007, then this Commitment Letter and our respective commitments and undertakings hereunder shall automatically terminate unless each of us shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Walter S. Jackson
Authorized Signatory

Project Alpha - Commitment Letter

Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Bernard J. Lillis
	Name:	BERNARD J. LILLIS
	Title:	MANAGING DIRECTOR

J.P. MORGAN SECURITIES INC.

By:	/s/ James J. McHale
	Name:	James J. McHale
	Title:	Vice President

Project Alpha - Commitment Letter

Signature Page

Accepted and agreed to as of the date first above written:

RMK FINANCE LLC

By	/s/ Sanjeev Mehra
	Name:	Sanjeev Mehra
	Title:	President

Project Alpha - Commitment Letter

Signature Page

EXHIBIT A

PROJECT ALPHA

$4,605,000,000 Senior Secured Facilities

Summary of Principal Terms and Conditions

Borrower:	Ultimately on the Closing Date, ARAMARK Corporation, a Delaware corporation (the “Company”). In addition, certain subsidiaries of the Borrower to be agreed may be designated to be borrowers of portions of the Term Facility and/or the Revolving Credit Facility described herein.

Transactions:	GS Capital Partners V Fund, L.P., J.P. Morgan Partners, LLC, Thomas H. Lee Partners and Warburg Pincus Private Equity VIII, L.P. (collectively, the “Sponsors”) and certain other investors, including members of management of the Company, reasonably acceptable to the Arrangers (as defined below) (together with the Sponsors, the “Investors”) intend to acquire (the “Acquisition”), directly or indirectly, all the capital stock of the Company pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among RMK Acquisition Corporation, a Delaware corporation formed and controlled, directly or indirectly, by the Investors (“Merger Sub”) and the Company. In connection with the Acquisition, (a) Merger Sub will be merged with and into the Company, with the Company surviving and with the existing outstanding common stock of the Company being converted into the right to receive an aggregate amount in cash previously disclosed to the Arrangers (the “Merger Consideration”), (b) the Investors will invest, directly or indirectly, in common equity and/or preferred equity of the Company, having terms reasonably satisfactory to the Arrangers, and members of management of the Company will rollover equity interests in the Company in exchange, directly or indirectly, for common equity and/or preferred equity of the Company having terms reasonably satisfactory to the Arrangers, in an aggregate amount equal to not less than 20% of the pro forma total consolidated capitalization of the Company on the date the Acquisition is consummated (the “Closing Date”); provided that not less than 17.5% of such aggregate amount shall be in cash (the equity contribution described in clause (b) being referred to herein as the “Equity Contribution”), (c) the Borrower will obtain the Revolving Credit Facility described herein in an aggregate principal amount of up to $600,000,000 and the Synthetic L/C Facility described herein in an aggregate principal amount of up to $250,000,000, (d) the Borrower will obtain the Term Facility described herein in an aggregate principal amount of up to $3,755,000,000, (e) the Borrower will either (i) issue up to $1,700,000,000 in aggregate principal amount of its senior cash pay notes (the “Senior Cash Pay Notes”) and/or its senior PIK option notes (the “Senior PIK Option Notes” and together with the Senior Cash Pay Notes, the “Senior Notes”) in a public offering or in a Rule 144A or other private placement; provided that not less than 50% of the aggregate principal amount of Senior Notes shall be Senior PIK Option Notes, or (ii) to the extent the Borrower is unable to issue the entire amount of the Senior Notes on or prior to the Closing Date, the Borrower shall borrow up to $1,700,000,000 in aggregate principal amount on the Closing Date of senior increasing rate loans (the “Senior Bridge Loans”) under a new senior credit facility (the “Senior Bridge Facility”), (f) the Borrower will either (i) issue up to $770,000,000 in aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes”) in a public offering or in a Rule 144A or other private placement, or (ii) to the extent the Borrower is unable to issue the entire amount of the Senior Subordinated Notes on or prior to the Closing Date, the Borrower shall borrow up to $770,000,000 in aggregate principal amount on the Closing Date of senior subordinated increasing rate loans (the “Senior Subordinated Bridge Loans”, and together with the Senior Bridge Loans, the “Bridge Loans”) under a new senior subordinated credit facility (the “Senior Subordinated Bridge Facility”, and together with the Senior Bridge Facility, the “Bridge Facilities”), (g) Borrower will obtain proceeds from the extension and increase of the Existing Receivables Facility, (h) all amounts, if any, outstanding (the “Existing Bank Debt”) under certain of the Company’s existing credit agreements will be paid in full and the commitments thereunder will be terminated (it being understood and agreed that the Company’s Existing Receivables Facility will not be terminated), (i) the Borrower will redeem all of the

Company’s issued and outstanding notes (other than the 5.00% Notes due 2012 guaranteed by the Company (the “2012 Notes”)) or otherwise fully satisfy and discharge such indebtedness (the “Redemption”), and (j) fees and expenses incurred in connection with the foregoing (including premiums to be paid in connection with the Redemption) (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	A financial institution identified by the Borrower will act as sole administrative agent (the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the initial lenders with respect to the Senior Secured Facilities (consisting of Goldman Sachs Credit Partners L.P. (“GSCP”) and JPMorgan Chase Bank, N.A., the “Lenders”), and will perform the duties customarily associated with such role.

Collateral Agent:	A financial institution identified by the Borrower will act as sole collateral agent (the “Collateral Agent”) for the Senior Secured Facilities, and will perform the duties customarily associated with such role.

Joint Lead Arrangers:	GSCP and J.P. Morgan Securities Inc. (“JPMorgan” and together with GSCP, the “Joint Lead Arrangers” or the “Arrangers”) will act as joint lead arrangers for the Senior Secured Facilities, and will perform the duties customarily associated with such role.

Joint Bookrunners:	GSCP and JPMorgan will act as joint bookrunners for the Senior Secured Facilities, and will perform the duties customarily associated with such role.

Co-Syndication Agents:	GSCP and JPMorgan will act as co-syndication agents for the Senior Secured Facilities (the “Co-Syndication Agents”) and will perform the duties customarily associated with such role.

Documentation Agents:	One or more financial institutions identified by the Borrower (the “Documentation Agents”).

Senior Secured Facilities:	(A) A Term Loan Facility in aggregate principal amount of $3,755,000,000 (the “Term Facility”); provided, that, if the amount available and drawn under the Existing Receivables Facility on the Closing Date is less than $225,000,000, the aggregate principal amount of the Term Facility will be increased by the amount of such shortfall. A portion of the Term Facility in an amount to be agreed will be made available in non-U.S. currencies to be agreed.

(B)      A Revolving Credit Facility in an aggregate principal amount of up to $600,000,000 (the “Revolving Facility”), the full amount of which will be available in the form of letters of credit. A portion of the Revolving Facility may be made available in currencies to be agreed.

(C)      A Synthetic Letter of Credit Facility in an aggregate principal amount of up to $250,000,000 (the “Synthetic L/C Facility” and together with the Term Facility and the Revolving Facility the “Senior Secured Facilities”).

In connection with the Revolving Facility, a financial institution identified by the Joint Lead Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:

(A)     The proceeds of loans under the Term Facility will be used by the Borrower solely to finance, in part, the Merger Consideration, the repayment of the Existing Bank Debt, the Redemption and the Transaction Costs.

(B)      The proceeds of loans under the Revolving Facility will be used by Borrower on the Closing Date to the extent permitted below under “Availability” and after the Closing Date for general corporate purposes.

(C) Letters of credit under the Revolving Facility and the Synthetic L/C Facility will be used solely to support payment obligations incurred by the Borrower and its subsidiaries.

Availability:	(A) The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts paid or prepaid under the Term Facility may not be reborrowed.

(B)   The Borrower (and such other borrowers to be agreed) may borrow on the Closing Date under the Revolving Facility, (i) up to an amount to be agreed to finance the Acquisition and (ii) for working capital purposes (the amount of borrowing permitted in accordance with the foregoing, the “Initial Revolving Borrowing”). No other borrowings may be made under the Revolving Facility on the Closing Date. Thereafter, loans under the Revolving Facility will be available, at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

(C) Letters of credit under the Synthetic L/C Facility will be available as set forth under “Letters of Credit” below.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum on overdue amounts.

Letters of Credit:	Letters of credit under the Revolving Facility and the Synthetic L/C Facility will be issued by one or more Lenders acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility or the Synthetic L/C Facility, as applicable; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to

12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit under the Revolving Facility shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank under the Revolving Facility on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

Drawings under any letter of credit under the Synthetic L/C Facility shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Issuing Bank under the Synthetic L/C Facility shall be reimbursed according to the provisions set forth below under “Credit-Linked Deposit Account”.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Credit-Linked Deposit Account:	On the Closing Date, each of the Lenders under the Synthetic L/C Facility (the “Synthetic L/C Lenders”) shall purchase a risk participation in the Synthetic L/C Facility. To support their risk participation obligations, on or prior to the Closing Date, such Lenders will deposit cash (such funds, the “Credit-Linked Deposits”) in an aggregate amount equal to $250,000,000 in an account held by the Agent under its exclusive dominion and control (the “Credit-Linked Deposit Account”). Neither the Borrower nor any of its subsidiaries will have any right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits. No Lender under the Synthetic L/C Facility shall have the right to withdraw its Credit-Linked Deposit. If the Issuing Bank under the Synthetic L/C Facility makes any payment under any letter of credit issued under the Synthetic L/C Facility (a “Disbursement”) that is not reimbursed by the Borrower on the same business day, the Agent shall reimburse the Issuing Bank under the Synthetic L/C Facility for such Disbursement with funds from the Credit-Linked Deposits. The Borrower’s obligation to the Agent for the benefit of the

Synthetic L/C Lenders in respect of unreimbursed obligations shall accrue interest at Adjusted LIBOR plus the applicable spread over Adjusted LIBOR under the Term Facility.

The Agent will invest the Credit-Linked Deposits so that they will earn a return (the “Return on Deposits”) per annum (reset daily) equal to (i) such day’s rate for one-month Adjusted Eurodollar Rate (to be defined) minus (ii) an amount to be determined by the Agent. The Agent will pay the Return on Deposits to the Synthetic L/C Lenders quarterly in arrears and at any other time that the Letter of Credit Fees (as defined in Annex I hereto) are paid to the Synthetic L/C Lenders.

Maturity and Amortization:

(A)   The Term Facility will mature on the date that is seven (7) years after the Closing Date and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of its original principal amount, with the balance payable on the final maturity date.

(B) The Revolving Facility will mature and the commitments thereunder will terminate on the date that is six (6) years after the Closing Date.

(C) The Synthetic L/C Facility will mature and commitments thereunder will terminate on the date that is seven (7) years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Senior Secured Facilities and under any cash management, interest rate protection or other hedging arrangements entered into with the Agent, a Lead Arranger, a Lender or any affiliate of any of the foregoing (“Hedging and Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by the direct holding company parent of the Company (“Holdings”) (to the extent required by the Arrangers) and by each existing and subsequently acquired or organized domestic restricted subsidiary (other than certain immaterial and dormant subsidiaries to be agreed upon) of the Borrower (the “Subsidiary Guarantors”). Any guarantees to be issued in respect of the Senior Cash Pay Notes and the Senior PIK Option Notes and/or the Senior Bridge Facility shall rank pari passu with the obligations under the Guarantees. Any guarantees to be issued in respect of the Senior Subordinated Notes or the Senior Subordinated Bridge Facility shall be subordinated to the obligations under the Guarantees.

Security:	The Senior Secured Facilities, the Guarantees and any Hedging and Cash Management Arrangements will be secured by substantially all the assets of Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the capital stock of the Borrower (to the extent required by the Arrangers), (b) a perfected first-priority pledge of all the capital stock held by Holdings (to the extent required by the Arrangers), the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), (c) perfected first-priority security interests in (subject to customary exceptions for financings for affiliates of the Sponsors), and mortgages on, all owned real property (subject to a threshold of $15 million fair market value and other properties to be agreed) and equipment of the Borrower and each Subsidiary Guarantor and (d) perfected first-priority security interests in substantially all personal property of Holdings, the Borrower and each Subsidiary Guarantor, including, without limitation, inventory, cash, deposit accounts, accounts receivable (other than accounts receivable and related assets subject to the Existing Receivables Facility on the Closing Date and thereafter such other accounts receivable and related assets in relation to the Existing Receivables Facility and future permitted receivables facilities), investment property, intellectual property, other general intangibles, intercompany notes and proceeds of the foregoing, except (i) in each case for those properties and assets as to which the Administrative Agent and the Arrangers shall reasonably determine (x) that the costs of obtaining such security interests are excessive in relation to the value of the security to be afforded thereby and (y) in consultation with the Borrower, should be excluded, taking into account the practical operations of the Borrower’s business and its client relationships and (ii) to the extent prohibited by applicable law or contractual provisions including, without limitation, the joint venture interests in AIM, SMG and the Borrower’s Chilean joint venture, and the equity interests in the subsidiary of the Borrower that owns the joint venture interests in SMG and the Borrower’s Chilean joint venture.

Notwithstanding the foregoing, the Borrower shall not be required to take any action with respect to the perfection of security interests in motor vehicles, cash and deposit accounts other than delivery of UCC financing statements.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders, and none of the Collateral shall be subject to any other liens, subject to permitted liens customary for facilities of this type for financings for affiliates of the Sponsors.

Incremental Facilities:	The documentation for the Senior Secured Facilities will permit the Borrower to add one or more incremental term loan facilities to the Term Facility and/or the Synthetic L/C Facility (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facility and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $700,000,000; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Facility and such Incremental Term Facility shall have a weighted average life to maturity that is no shorter than the weighted average life to maturity of the Term Facility, (v) the interest rates applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder and (vi) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Joint Lead Arrangers.

The definitive credit documentation shall provide that such documentation may be amended to give effect to any Incremental Facility on the terms set forth herein with the consent of the Lender(s) providing the commitments thereunder, the Borrower, the Administrative Agent and the Arrangers, and without the consent of any other Lender.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

(a)    50% (with reductions to 25% and 0% based upon achievement and maintenance of respective total leverage ratio levels to be agreed) of the Borrower’s annual excess cash flow (to be defined in a manner customary for financings for affiliates of the Sponsors) commencing with the first full fiscal year ending after the Closing Date; provided that any voluntary prepayments of Loans (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments), other than prepayments funded with the proceeds of incurrences of indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis;

(b)    100% of the net cash proceeds of all nonordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including, without limitation, insurance and condemnation proceeds), subject to exceptions to be agreed upon (including the sale of receivables in connection with the Existing Receivables Facility or any future permitted receivables facility) and a 100% reinvestment right if reinvested within 15 months of such sale or disposition or committed to be reinvested within 15 months of such sale or disposition so long as reinvestment is completed within 180 days thereafter; and

(c)    100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (excluding proceeds from (i) the Existing Receivables Facility, (ii) any debt (including, without limitation, the Notes), to the extent the proceeds thereof are used to prepay amounts outstanding under the Bridge Facility and (iii) other debt permitted under the definitive credit documentation).

The above-described mandatory prepayments shall be applied to the Term Facility as directed by the Borrower.

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Facility exceeds the Revolving Facility commitment amount then the Borrower will immediately repay outstanding loans and cash collateralize letters of credit under the Revolving Facility in an aggregate amount equal to such excess, with no reduction of the Revolving Facility commitment amount.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the Term Facility and voluntary reductions of the unutilized portion of the commitments under the Revolving Facility or the Synthetic L/C Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Notwithstanding the foregoing, the Synthetic L/C Facility shall not be reduced to an amount less than the aggregate amount of Synthetic L/C Exposure thereunder then outstanding. “Synthetic L/C Exposure” means, with respect to the Synthetic L/C Facility, (a) the aggregate undrawn amount of all letters of credit then outstanding under the Synthetic L/C Facility plus (b) the aggregate principal amount of all unreimbursed disbursements then outstanding with respect to letters of credit issued under the Synthetic L/C Facility.

Following any reduction of the Synthetic L/C Facility, the Agent shall distribute to the Synthetic L/C Lenders, on a pro rata basis, amounts in the Credit-Linked Deposit Account equal in the aggregate to the amount of such reduction.

Representations and Warranties:	Limited to the following: financial statements (i) presenting fairly in all material respects the financial position and results of operations of the Borrower and its subsidiaries at the respective dates of such information and for the respective periods covered thereby and (ii) having been prepared in accordance with U.S. GAAP consistently applied (except to the extent provided in the notes thereto); no material adverse change after the Closing Date; corporate existence; compliance with laws (including ERISA, margin regulations and environmental laws); corporate power and authority; enforceability of definitive credit documentation; no conflict with laws or contractual obligations; effectiveness of governmental approvals; other than as previously disclosed, absence of litigation that would have a material adverse effect; no default; ownership of properties; liens; intellectual property; payment of taxes; inapplicability of the Investment Company Act; subsidiaries; environmental matters; insurance; solvency; labor matters; accuracy of disclosure; validity, priority and perfection of security interests in the Collateral (subject to qualifications on perfection set forth herein); and status of obligations under the Senior Secured Facilities as senior debt and “designated senior debt”.

Conditions Precedent to Initial Borrowing:	Limited to the following: delivery of customary legal opinions, corporate documents and officers’ certifications; granting and perfection of liens and other security interests in the Collateral with the priorities described above

(subject to Exhibit D hereto); receipt of lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; payment of fees and expenses; and absence of a Company Material Adverse Effect (as defined in the draft Merger Agreement dated August 8, 2006 received from Wachtell, Lipton, Rosen & Katz at 3:56 a.m. (EDT) on August 8, 2006, and with such changes to such definition as are not adverse to the Initial Lenders in any material respect without their consent).

The availability of the initial borrowing will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter (the “Commitment Letter”) and in the Commitment Letter.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties in all material respects, and absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit; provided that, the only representations relating to Borrower, its subsidiaries and their businesses the making of which shall be a condition to availability of the Senior Secured Facilities on the Closing Date shall be (a) the representations made by Borrower in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that affiliates of the Sponsors have the right to terminate their obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (b) the representations and warranties set forth above relating to corporate power and authority, the enforceability of the loan documentation, Federal Reserve margin regulations, Investment Company Act status and status of the Senior Secured Facilities as senior debt.

Affirmative Covenants:

Customary for financings with affiliates of the Sponsors and limited to the following:

•      maintenance of corporate existence and material rights;

•      delivery of consolidated financial statements and other information;

•      delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties;

•      maintenance of insurance customary for companies in the industry;

•      use of commercially reasonable efforts to maintain a rating (but not a particular rating) of the Revolving Facility by each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”);

•      compliance with laws;

•      inspection of books and properties;

•      further assurances; and

•      payment of taxes.

Negative Covenants:

Customary for financings with affiliates of the Sponsors and limited to the following:

•      limitations on dividends on, and redemptions and repurchases of, capital stock and other restricted payments;

•      limitations on prepayments, redemptions and repurchases of the Notes and the Bridge Facilities (other than (a) subject to satisfaction of the conditions set forth in the following paragraph (except if such repayment is made from the proceeds of any permitted debt or equity offering), the prepayment of Bridge Loans and (b) other exceptions to be agreed upon);

•      limitations on liens and sale-leaseback transactions;

•      limitations on loans and investments;

•      limitations on debt and guarantees (including, an exception for the incurrence of debt if there shall be no default or event of default at the time of, or after giving effect to, such incurrence and if the ratio of the Borrower’s EBITDA to interest coverage (to be defined in a manner customary for transactions with affiliates of the Sponsors) is not less than 2.00 to 1.00);

•      limitations on mergers, acquisitions and asset sales;

•      limitations on transactions with affiliates;

•      limitations on changes in business conducted by the Borrower and its subsidiaries; and

•      limitations on restrictions on ability of subsidiaries that are not Subsidiary Guarantors to pay dividends or make distributions;

in each case subject to exceptions, qualifications and, as appropriate, “baskets” customary for transactions with affiliates of the Sponsors.

The covenants with respect to dividends and other restricted payments, repayments of other debt and acquisitions and other investments will permit the same subject to certain payment conditions, including (i) a dollar cap to be agreed (but to include build up and equity contribution increases in a manner customary for transactions for affiliates of the Sponsors), (ii) no default or event of default at the time of, or after giving effect to, the subject payment and (iii) pro forma compliance with the financial covenants set forth below under the caption “Financial Covenants”). The basket for dividends and other restricted payments will be subject to growth based on 50% of the Borrower’s consolidated net income.

Financial Covenants:	The documentation for the Senior Secured Facilities in respect of the Revolving Facility will contain the following financial covenants (with specific levels to be agreed and a cushion of 30%) and with financial definitions customary for financings for affiliates of the Sponsors: (a) a maximum ratio of Senior Secured Debt (net of up to $75,000,000 of unrestricted cash) to Consolidated EBITDA and (b) maximum Capital Expenditures (including carry-back, carry-forward and other increases customary for financings for affiliates of the Sponsors).

The financial covenants will be tested with respect to the Borrower and its subsidiaries, on a consolidated basis.

For purposes of determining compliance with the financial covenants in clauses (a) and (b) above, any cash equity contribution (which equity shall be common equity or other equity, including Junior Capital, on terms and conditions reasonably acceptable to the Lenders) made to the Borrower or Holdings, as the case may be, after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower and provided that the proceeds thereof have been contributed or provided to the Borrower as (other than in the case of Junior Capital of the Borrower) cash common equity, be included in the calculation of EBITDA for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that (a) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the definitive credit documentation. To the extent that a Specified Equity Contribution is made with proceeds from indebtedness constituting Junior Capital and incurred by the Borrower, the proceeds of such indebtedness will be used to prepay the Term Facility.

“Junior Capital” shall mean (i) any common or preferred equity interests of Holdco or the Borrower that do not (a) provide for scheduled payments of dividends in cash prior to the date that is 91 days after the latest final maturity date of loans under the Facilities, or (b) become mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the date that is 91 days after the latest final maturity date of loans under the Facilities and (ii) indebtedness of Holdco or the Borrower that (a) is unsecured, (b) is expressly subordinated to the prior payment in full in cash of the obligations of Holdco or the Borrower, as the case may be, under the Facilities on terms reasonably satisfactory to the Administrative Agent, (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal or mandatory redemption obligations prior to, the date that is 91 days after the latest final maturity date of loans under the Facilities, (d) in the case of indebtedness, provides for payments of interest solely in-kind until the date that is 91 days after the latest final maturity date of loans under the

Facilities, and (e) in the case of indebtedness of the Borrower, such indebtedness is issued exclusively to, and held exclusively by, Holdco.

Unrestricted Subsidiaries:	The definitive credit documentation will contain provisions pursuant to which, subject to limitations to be agreed (including limitations on the amount of loans and advances to, and other investments in, unrestricted subsidiaries), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the definitive credit documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with any financial ratio contained in the definitive credit documentation.

Events of Default:	Limited to the following (subject, where appropriate, to grace periods and other exceptions that are customary for financings with affiliates of the Sponsors), nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees, security documents or subordination provisions of the agreements evidencing the Senior Subordinated Notes or the Senior Subordinated Bridge Facility or any other material subordinated indebtedness; and Change of Control (to be defined in a manner customary for financings for affiliates of the Sponsors).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities, except that (i) the consent of each Lender shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of scheduled amortization or final maturity, and (d) releases of all or substantially all of the guarantors (other than in connection with permitted asset sales) or all or substantially all of the Collateral, (ii) the consent of Lenders holding more than 50% of any class of loans under the Senior Secured Facilities shall be required with respect to any amendment that by its terms adversely affects the rights of such class in respect of payments or financial covenants in a manner different than such amendment affects other classes and (iii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) modifications of the pro rata provisions.

Cost and Yield Protection:	Customary for facilities and transactions of this type for affiliates of the Sponsors.

Assignments and Participations:

The Lenders will be permitted to assign loans and commitments with the consent of the Borrower, and in the case of the Revolving Facility, the Swingline Lender and the Issuing Bank under the Revolving Facility, and in the case of the Synthetic L/C Facility, the Issuing Bank under the Synthetic L/C Facility, in each case not to be unreasonably withheld or delayed; provided that the consent of the Borrower shall not be required (a) if such assignment is made to another Lender or an affiliate of a Lender or an approved fund or (b) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will require (a) the consent of the Agent, not to be unreasonably withheld or delayed and (b) the payment of a processing and recordation fee of $3,500 (except in the case of assignments by the Joint Lead Arrangers or their affiliates). Each assignment will be in an amount of an integral multiple of $1,000,000 in respect of the Term Facility and the Synthetic L/C Facility and $5,000,000 in respect of the Revolving Facility. Any assignment by a Lender of its risk participation in the Synthetic L/C Facility must also include an assignment in the same amount of such Lender’s rights in the Credit-Linked Deposit Account. The lender register shall be available for inspection by the Borrower, the Joint Lead Arrangers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all of the guarantors (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Joint Lead Arrangers, the Agent, the Collateral Agent, the Co-Syndication Agents, the Documentation Agents, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of outside counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel) of the Joint Lead Arrangers, the Agent, the Collateral Agent, the Co-Syndication Agents, the Documentation Agents and the Lenders for enforcement costs and documentary taxes associated with the Senior Secured Facilities will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX 1

Interest Rates:

(i) If, on the Closing Date, the Senior Secured Facilities rating is B+ (no negative watch) or better by Standard & Poor’s Ratings Group (“S&P”) and B1 (no negative watch) or better by Moody’s Investors Service, Inc. (“Moody’s”), (A) the interest rates under the Term Facility and the Synthetic L/C Facility will be, at the option of the Borrower, Adjusted LIBOR plus 2.25% or ABR plus 1.25% and (B) interest rates under the Revolving Facility will be, at the option of Borrower, Adjusted LIBOR plus 2.00% or ABR plus 1.00% and (ii) if clause (i) does not apply, (A) the interest rates under the Term Facility and the Synthetic L/C Facility will be, at the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50% and (B) the interest rates under the Revolving Facility will be, at the option of Borrower, Adjusted LIBOR plus 2.25% or ABR plus 1.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of the Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%. Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility. A per annum fee equal to the sum of the applicable spread over Adjusted LIBOR under the Term Facility plus an amount to be determined by the

ANNEX I-A-1

Agent will accrue on the aggregate amount of the Synthetic L/C Facility. Such fees will be payable in arrears at the end of each quarter and upon the termination of the Revolving Facility or the Synthetic L/C Facility, as applicable, in each case for the actual number of days elapsed over a 360-day year. With respect to the Revolving Facility, such fees shall be distributed to the Lenders participating thereunder pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. With respect to the Synthetic L/C Facility, such fees, together with the Return on Deposits, shall be distributed to the Lenders participating thereunder pro rata in accordance with the amount of each such Lender’s Synthetic L/C Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit issued under the Revolving Facility or the Synthetic L/C Facility, as applicable, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility or the Synthetic L/C Facility, as applicable, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Changes in Interest Rate Margins and Commitment Fees:	The definitive credit documentation for the Term Facility, the Synthetic L/C Facility and the Revolving Facility will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least one full fiscal quarter after the Closing Date, and so long as no default shall have occurred and be continuing, (a) interest rate margins under the Revolving Facility will be subject to change in increments to be agreed based upon a leverage based grid to be agreed upon, (b) interest rate margins under the Term Facility and the Synthetic L/C Facility will be subject to a leverage based grid to be agreed upon and (c) commitment fees under the Revolving Facility will be subject to change in increments to be agreed based upon a leverage based grid to be agreed upon.

ANNEX I-A-2

PROJECT ALPHA

$1,700,000,000 Senior Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the Senior Secured Facilities.

Agent:	A financial institution identified by the Borrower will act as sole administrative agent (the “Senior Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the initial lenders with respect to the Senior Bridge Facility (consisting of Goldman Sachs Credit Partners L.P. (“GSCP”) and JPMorgan Chase Bank, N.A. (“JPMCB”), the “Senior Bridge Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers:	GSCP and J.P. Morgan Securities Inc. (“JPMorgan”) (together, the “Senior Bridge Arrangers”) will act as joint lead arrangers for the Senior Bridge Facility, and will perform the duties customarily associated with such role.

Joint Bookrunners:	GSCP and JPMorgan will act as joint bookrunners for the Senior Bridge Facility, and will perform the duties customarily associated with such role.

Co-Syndication Agents:	GSCP and JPMorgan will act as co-syndication agents for the Senior Bridge Facility (the “Senior Bridge Co-Syndication Agents”) and will perform the duties customarily associated with such role.

Documentation Agents:	Financial institutions identified by the Borrower (the “Senior Bridge Documentation Agents”).

Senior Bridge Facility:	Senior Increasing Rate Bridge Loans in an initial aggregate principal amount of up to $1,700,000,000 (the

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Senior Secured Facilities Term Sheet”).

“Senior Bridge Loans”). At the option of the Senior Bridge Lenders, the Senior Bridge Loans may be replaced by, or originally made in the form of, notes on identical terms.

Purpose:	The proceeds of the Senior Bridge Loans will be used by the Borrower solely to finance, in part, the Merger Consideration, the refinancing of Existing Bank Debt, the Redemption and to pay the Transaction Costs.

Availability:	Up to the full amount of the Senior Bridge Facility may be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Senior Bridge Loans will constitute senior unsecured indebtedness of the Borrower and will rank pari passu with the Senior Secured Facilities and the guarantee of the Company in respect of the 2012 Notes.

Guarantees:	Each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Senior Secured Facilities will guarantee the Senior Bridge Loans on a senior basis, with the guarantee of each such guarantor under the Senior Bridge Loans ranking pari passu with the Senior Secured Facilities; provided that each guarantee issued in respect of the Senior Bridge Loans will be automatically released upon the release of the corresponding guarantee of the Senior Secured Facilities.

Interest Rates:

Interest for the first six-month period commencing on the Closing Date shall be payable at the London interbank offered rate for U.S. dollars (for a three-month interest period) (the “LIBO Rate”) plus 375 basis points (the “Senior Initial Rate”), increasing by an additional 50 basis points at the end of the first six-month period subsequent to the Closing Date and by an additional 50 basis points at the end of each three-month period thereafter for so long as the Senior Bridge Loans are outstanding (including on the Senior Conversion Date (as defined below)).

Interest will be paid in cash quarterly in arrears; provided that the Senior Bridge Facility will provide that with respect to not less than 50% of the Senior Bridge Facility or such greater percentage (at the option of the Borrower and determined on the Closing Date), interest will be paid, at the Borrower’s option, in cash (a “Cash Election”) or by adding such interest to the principal amount of the outstanding Senior Bridge Loans (a “PIK Election” and, together with a Cash Election, an “Election”), in each case, quarterly in arrears. Notwithstanding anything to the contrary herein, with respect to each interest period for which the Borrower has made a PIK Election, interest shall be payable on the portion of the Senior Bridge Facility as to which the PIK Election was made at the applicable rate for such interest period as set forth in the immediately preceding paragraph plus 75 basis points (such 75 basis point increase, the “PIK Margin Increase”).

The Borrower shall make an Election with respect to each interest period by providing at least 15 days’ notice to the Senior Bridge Agent prior to the beginning of such interest period. If an Election is not made by the Borrower in a timely fashion or at all with respect to the method of payment of interest for an interest period, the Borrower shall be deemed to have made a Cash Election with respect to the applicable interest payment for such interest period. The Senior Bridge Agent shall provide written notice of the Borrower’s Election to all Senior Bridge Lenders.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Bridge Loans, Senior Term Loans or the Senior Exchange Notes payable exceed 10.50% (the “Senior Cap”); provided, that, the PIK Margin Increase shall not be taken into account when calculating the Senior Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash (subject to any PIK Election), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Bridge Loans, Senior Term Loans or Senior Exchange Notes affect the payment in cash of any default rate of interest in respect of any Senior Bridge Loans, Senior Term Loans or Senior Exchange Notes.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Senior Conversion Date”), any Senior Bridge Loan that has not been previously repaid in full will be automatically converted into a senior term loan (each a “Senior Term Loan”) due on the date that is eight years after the Closing Date (the “Senior Maturity Date”). At any time on or after the Senior Conversion Date, at the option of the applicable Senior Bridge Lender in connection with a sale to an unaffiliated third party, the Senior Term Loans may be exchanged in whole or in part for senior exchange notes (the “Senior Exchange Notes”) having an equal principal amount. In the case of the initial exchange, the minimum amount of Senior Term Loans to be exchanged for Senior Exchange Notes will be $100,000,000.

The Senior Term Loans will be governed by the provisions of the Senior Bridge Loan Documents (as defined below) and will have the same terms as the Senior Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:	The Senior Bridge Loans shall be prepaid pro rata with (a) the net proceeds from the issuance, offering or placement of any debt securities and other debt obligations (with exceptions customary for financings for affiliates of the Sponsors to be agreed) by the Borrower and its subsidiaries permitted to be applied for such purpose under the definitive credit documentation; (b) the net proceeds from any non-ordinary course asset sales or other dispositions of property (to be defined in a manner customary for financings for affiliates of the Sponsors) by the Borrower and its subsidiaries, including, without limitation, insurance and condemnation proceeds, subject to exceptions to be agreed upon (including the sale of receivables in connection with the Existing Receivables Facility) and a 100% reinvestment right if such proceeds are reinvested or committed to be reinvested within 15 months of such sale or disposition, so long as the reinvestment is completed within 180 days after such commitment) in excess of the amount required to be paid to the lenders under the Senior Secured Facilities; and (c) the net cash proceeds of public issuances of equity securities of Holdings and its subsidiaries, in each case subject to exceptions and baskets customary for financings for affiliates of the Sponsors. Unless otherwise agreed, the Borrower will also be required to prepay the Senior Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

Voluntary Prepayment:	The Senior Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Senior Bridge Loans:	Each Senior Bridge Lender shall have the absolute and unconditional right to resell or assign the Senior Bridge Loans held by it in compliance with applicable law to any third party at any time and shall give notice to the Borrower of any such resale or assignment; provided that the consent of the Borrower, not to be unreasonably withheld or delayed, will be required for any assignment by the Initial Lenders prior to the one year anniversary of the Closing Date resulting in the Initial Lenders holding less than a majority in outstanding aggregate principal amount of the Senior Bridge Loans.

Representations and Warranties:	As specified under the caption “Representations and Warranties” in the Senior Secured Facilities Term Sheet, with such changes as are customary for financings for affiliates of the Sponsors in connection with the Senior Bridge Loans.

Covenants:	Customary for comparable publicly traded high yield debt securities transactions for affiliates of the Sponsors (to be applicable to the Borrower and its subsidiaries), limited to the following:

• restrictions on liens;

• restrictions on debt and guarantees;

• restrictions on mergers and consolidations;

• restrictions on restricted payments (with specific limitations on payment of dividends or other distributions to stockholders while the Senior Bridge Loans are outstanding);

• restrictions on sale-leaseback transactions;

• provision of reports and other information;

• restrictions on transactions with affiliates; and

• restrictions on dividend and other payment restrictions affecting restricted subsidiaries,

in each case subject to exceptions, qualifications and, as appropriate, “baskets” as are customary for financings for affiliates of the Sponsors.

Unrestricted Subsidiaries:	As specified under the caption “Unrestricted Subsidiaries” in the Senior Secured Facilities Term Sheet.

Events of Default:

As are customary for financings for affiliates of the Sponsors in comparable transactions.

In case an Event of Default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Senior Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Bridge Loans.

Cost and Yield Protection:	Customary for facilities and transactions of this type for affiliates of the Sponsors.

Expenses and Indemnification:	The Borrower will indemnify the Senior Bridge Arrangers, the Senior Bridge Agent, the Senior Bridge Co-Syndication Agents, the Senior Bridge Documentation Agents, the Senior Bridge Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses

(including reasonable fees, disbursements and other charges of outside counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel) of the Senior Bridge Arrangers, the Senior Bridge Agent, the Senior Bridge Co-Syndication Agents, the Senior Bridge Documentation Agents and the Senior Bridge Lenders for enforcement costs and documentary taxes associated with the Senior Bridge Facility will be paid by the Borrower.

Governing Law:	New York.

Counsel to the Senior Bridge Agent and the Senior Bridge Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX I

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Term Loans will bear interest at an interest rate per annum (the “Senior Term Loan Interest Rate”) equal to the sum of the Senior Conversion Rate, determined quarterly, plus the Senior Conversion Spread (each determined as set forth below), plus, with respect to interest on the portion of the Senior Term Loans as to which the Borrower has made a PIK Election, the PIK Margin Increase, provided, that the Senior Term Loan Interest Rate for any such Senior Term Loan shall not at any time exceed a rate equal to the Senior Cap; provided, that, the PIK Margin Increase shall not be taken into account when calculating the Senior Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

The “Senior Conversion Rate”, as determined on the Senior Conversion Date, the interest rate borne by the Senior Bridge Loans on the day prior to the Senior Conversion Date plus 50 basis points.

The “Senior Conversion Spread” will equal, with respect to any Senior Term Loan, 0.50% during the three-month period commencing on the Senior Conversion Date for such Senior Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Offer to Repurchase:	Borrower will be required to offer to repurchase the Senior Term Loans (i) with the proceeds of certain asset sales to be agreed subject to reinvestment and secured debt payment provisions customary for financings for affiliates of the Sponsors and at least as favorable as those applicable to the Senior Secured Facilities and after any amounts required to prepay the Senior Secured Facilities and (ii) upon a Change of Control (to be defined in a manner customary for financings for affiliates of the Sponsors) at 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

ANNEX I-B-1

Covenants:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

Events of Default:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

ANNEX I-B-2

ANNEX II

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Exchange Notes will bear interest at a fixed rate equal to the interest rate payable on the Senior Term Loan surrendered in exchange for such Senior Exchange Note as of the date of such exchange; provided, that, to the extent the Issuer makes a PIK Election in respect thereof, the interest rate will increase by the PIK Margin Increase. The percentage of Exchange Notes subject to the ability to make a PIK Election will be the same percentage of the Senior Bridge Facility as to which the PIK Election provisions apply on the Closing Date.

Optional Redemption:	The Senior Exchange Notes will be non-callable until the fourth anniversary of the Closing Date (subject to customary “equity clawback” provisions for up to 35% of the net proceeds of public and private sales of Holdings’ or the Borrower’s equity securities and a make-whole redemption provision at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points). Thereafter, each Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Senior Exchange Notes; provided, that, such call protection shall not apply to any call for redemption issued prior to the sale to a third party purchaser.

Offer to Repurchase Upon a Change of Control:	The Borrower will be required to offer to repurchase the Senior Exchange Notes following the occurrence of a Change of Control (to be defined in a manner customary for financings for affiliates of the Sponsors) at 101% of the outstanding principal amount thereof.

ANNEX II-B-1

Defeasance Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

Registration Rights:

Customary for transactions for affiliates of the Sponsors, including the following terms:

The Borrower shall use its commercially reasonable efforts to file, within 90 days after the first issuance of Senior Exchange Notes (the date of each such issuance, the “Senior Issue Date”), and will use its commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to such Senior Exchange Notes so issued (the “Senior Registration Statement”). If a Senior Registration Statement is filed, the Borrower will use its commercially reasonable efforts to keep such Senior Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Exchange Notes to which such Senior Registration Statement relates; provided, that, in no event shall the Borrower be required to keep such Senior Registration Statement effective and available for more than two years after the Senior Issue Date. The Borrower shall cause the Senior Registration Statement with respect to the Senior Exchange Notes issued on the Senior Issue Date to be declared effective by the date (the “Senior Effectiveness Date”) that is 240 days from the Senior Issue Date. Any failure on the part of the Borrower to cause any Senior Registration Statement to be declared effective in accordance with the time periods in the preceding sentence is referred to as a “Senior Registration Default”. In the event of a Senior Registration Default with respect to any Senior Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of 0.25% per annum on the principal amount of such Senior Exchange Note to the holder of such Senior Exchange Note, to the extent that such holder is unable to freely transfer such Senior Exchange Note, from and including the Senior Effectiveness Date to but excluding the effective date of the Senior Registration Statement with respect to such Senior Exchange Note. On the 90th day after the Senior Effectiveness Date with respect to any such Senior Exchange Note, the liquidated damages shall increase by 0.25% per annum and, on each 90-day

ANNEX II-B-2

anniversary of the Senior Effectiveness Date thereafter, shall increase by 0.25% per annum to a maximum increase in interest of 1.00% per annum. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date. In lieu of a Senior Registration Statement, the Borrower at its option may file a registration statement with respect to notes having identical terms as the Senior Exchange Notes (the “Substitute Senior Notes”) to effect a registered exchange offer (the “Senior Exchange Registration Statement”) in which the Borrower offers to holders of Substitute Senior Notes in exchange for the Senior Exchange Notes (a “Registered Senior Exchange Offer”). In such case, if the Senior Exchange Registration Statement has not been declared effective in an exchange offer for the Senior Exchange Notes has not been consummated pursuant to the Senior Exchange Registration Statement prior to the Senior Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph. In the event that a “market making” prospectus would be required for any Senior Bridge Lender (or its affiliates) to make a secondary market in the Senior Exchange Notes, the Borrower will provide a shelf registration statement for such purpose.

Covenants:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

Events of Default:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

Assignment:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

ANNEX II-B-3

PROJECT ALPHA

$770,000,000 Senior Subordinated Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the Senior Secured Facilities.

Agent:	A financial institution identified by the Borrower will act as sole administrative agent (the “Senior Subordinated Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the initial lenders with respect to the Senior Subordinated Bridge Facility (consisting of Goldman Sachs Credit Partners L.P. (“GSCP”) and JPMorgan Chase Bank, N.A. (“JPMCB”), the “Senior Subordinated Bridge Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers:	GSCP and J.P. Morgan Securities Inc. (“JPMorgan”) (together, the “Senior Subordinated Bridge Arrangers”) will act as joint lead arrangers for the Senior Subordinated Bridge Facility, and will perform the duties customarily associated with such role.

Joint Bookrunners:	GSCP and JPMorgan will act as joint bookrunners for the Senior Subordinated Bridge Facility, and will perform the duties customarily associated with such role.

Co-Syndication Agents:	GSCP and JPMorgan will act as co-syndication agents for the Senior Subordinated Bridge Facility (the “Senior Subordinated Bridge Co-Syndication Agents”) and will perform the duties customarily associated with such role.

Documentation Agents:	One or more financial institutions identified by the Borrower (the “Senior Subordinated Bridge Documentation Agents”).

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Senior Secured Facilities Term Sheet”).

Senior Subordinated Bridge Facility:	Senior Subordinated Increasing Rate Bridge Loans in an initial aggregate principal amount of up to $770,000,000 (the “Senior Subordinated Bridge Loans”). At the option of the Senior Subordinated Bridge Lenders, the Senior Subordinated Bridge Loans may be replaced by, or originally made in the form of, notes on identical terms.

Purpose:	The proceeds of the Senior Subordinated Bridge Loans will be used by the Borrower solely to finance, in part, the Merger Consideration, the refinancing of Existing Bank Debt, the Redemption and to pay the Transaction Costs.

Availability:	Up to the full amount of the Senior Subordinated Bridge Facility may be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Subordinated Bridge Facility that are repaid or prepaid may not be reborrowed.

Subordination:	The Senior Subordinated Bridge Loans will constitute senior subordinated indebtedness of the Borrower and will be subordinated to the prior payment in full in cash of all obligations existing under the Senior Secured Facilities, the Senior Cash Pay Notes and/or Senior PIK Option Notes and/or the Senior Bridge Facility and the guarantee of the Company in respect of the 2012 Notes.

Guarantees:	Each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Senior Secured Facilities will guarantee the Senior Subordinated Bridge Loans on a senior subordinated basis, with the guarantee of each such guarantor under the Senior Subordinated Bridge Loans subordinated to all obligations under the Senior Secured Facilities, the Senior Cash Pay Notes and/or Senior PIK Option Notes and/or the Senior Bridge Facility; provided that each guarantee issued in respect of the Senior Subordinated Bridge Loans will be automatically released upon the release of the corresponding guarantee of the Senior Secured Facilities.

Interest Rates:	Interest for the first six-month period commencing on the Closing Date shall be payable at the London interbank offered rate for U.S. dollars (for a three-month interest period) (the “LIBO Rate”) plus 525 basis points (the “Senior Subordinated Initial Rate”), increasing by an additional 50 basis points at the end of the first six-month period subsequent to the Closing Date and by an additional 50 basis points at the end of each three-month period thereafter for so long as the Senior Subordinated Bridge Loans are outstanding (including on the Senior Subordinated Conversion Date (as defined below)).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Subordinated Bridge Loans, Senior Subordinated Term Loans (as defined below) or the Senior Subordinated Exchange Notes (as defined below) exceed 11.75% (the “Senior Subordinated Cap”).

Interest Payments:	Interest on the Senior Subordinated Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:

The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Subordinated Bridge Loans, Senior Subordinated Term Loans or Senior Subordinated Exchange Notes affect the payment in cash of any default rate of interest in respect of any Senior Subordinated Bridge Loans, Senior Subordinated Term Loans or Senior Subordinated Exchange Notes.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Senior Subordinated Conversion Date”), any Senior Subordinated Bridge Loan that has not been previously repaid in full will be automatically converted into a senior subordinated term loan (each a “Senior Subordinated Term Loan”) due on the date that is ten years after the Closing Date (the “Senior Subordinated Maturity Date”). At any time on or after the Senior Subordinated Conversion Date, at the option of the applicable Senior Subordinated Bridge Lender in connection with a sale to an unaffiliated third party, the Senior Subordinated Term Loans may be exchanged in whole or in part for senior subordinated exchange notes (the “Senior Subordinated Exchange

Notes”) having an equal principal amount. In the case of the initial exchange, the minimum amount of Senior Subordinated Term Loans to be exchanged for Senior Subordinated Exchange Notes will be $50,000,000.

The Senior Subordinated Term Loans will be governed by the provisions of the Senior Subordinated Bridge Loan Documents (as defined below) and will have the same terms as the Senior Subordinated Bridge Loans except as expressly set forth on Annex I hereto. The Senior Subordinated Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:	Subject to the terms of the Senior Bridge Facility, the Senior Subordinated Bridge Loans shall be prepaid with (a) the net proceeds from the issuance, offering or placement of any debt securities and other debt obligations (with exceptions customary for financings for affiliates of the Sponsors to be agreed) by the Borrower and its subsidiaries permitted to be applied for such purpose under the definitive credit documentation; (b) the net proceeds from any non-ordinary course asset sales or other dispositions of property (to be defined in a manner customary for financings for affiliates of the Sponsors) by the Borrower and its subsidiaries, including, without limitation, insurance and condemnation proceeds, subject to exceptions to be agreed upon (including the sale of receivables in connection with the Existing Receivables Facility) and a 100% reinvestment right if such proceeds are reinvested or committed to be reinvested within 15 months of such sale or disposition, so long as the reinvestment is completed within 180 days after such commitment) in excess of the amount required to be paid to the lenders under the Senior Secured Facilities; and (c) the net cash proceeds of public issuances of equity securities of Holdings and its subsidiaries, in each case subject to exceptions and baskets customary for financings for affiliates of the Sponsors. Unless otherwise agreed, the Borrower will also be required to prepay the Senior Subordinated Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

Voluntary Prepayment:	The Senior Subordinated Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Senior Subordinated Bridge Loans:

Each Senior Subordinated Bridge Lender shall have the absolute and unconditional right to resell or assign the Senior Subordinated Bridge Loans held by it in compliance with applicable law to any third party at any time and shall give notice to the Borrower of any such resale or assignment; provided that the consent of the Borrower, not to be unreasonably withheld or delayed, will be required for any assignment by the Initial Lenders prior to the one year anniversary of the Closing Date resulting in the Initial Lenders holding less than a majority in outstanding aggregate principal amount of the Senior Subordinated Bridge Loans.

Representations and Warranties:	As specified under the caption “Representations and Warranties” in the Senior Secured Facilities Term Sheet, with such changes as are customary for financings for affiliates of the Sponsors in connection with the Senior Subordinated Bridge Loans.

Covenants:	Customary for comparable publicly traded high yield debt securities transactions for affiliates of the Sponsors (to be applicable to the Borrower and its subsidiaries), including the following:

• restrictions on liens;

• restrictions on debt and guarantees;

• restrictions on mergers and consolidations;

• restrictions on restricted payments (with specific limitations on payment of dividends or other distributions to stockholders while the Senior Subordinated Bridge Loans are outstanding);

• restrictions on sale-leaseback transactions;

• provision of reports and other information;

• restrictions on transactions with affiliates; and

• restrictions on dividend and other payment restrictions affecting restricted subsidiaries; and

• anti-layering;

• in each case subject to exceptions, qualifications and, as appropriate, “baskets” as are customary for financings for affiliates of the Sponsors.

Unrestricted Subsidiaries:	As specified under the caption “Unrestricted Subsidiaries” in the Senior Secured Facilities Term Sheet.

Events of Default:

As are customary for financings for affiliates of the Sponsors in comparable transactions.

In case an Event of Default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Senior Subordinated Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Subordinated Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Subordinated Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Subordinated Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Subordinated Bridge Loans.

Cost and Yield Protection:	Customary for facilities and transactions of this type for affiliates of the Sponsors.

Expenses and Indemnification:	The Borrower will indemnify the Senior Subordinated Bridge Arrangers, the Senior Subordinated Bridge Agent, the Senior Subordinated Bridge Co-Syndication Agents, the Senior Subordinated Bridge Documentation Agents, the Senior Subordinated Bridge Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of outside counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel) of the Senior Subordinated Bridge Arrangers, the Senior Subordinated Bridge Agent, the Senior Subordinated Bridge Co-Syndication Agents, the Senior Subordinated Bridge Documentation Agents and the Senior Subordinated Bridge Lenders for enforcement costs and documentary taxes associated with the Senior Subordinated Bridge Facility will be paid by the Borrower.

Governing Law:	New York.

Counsel to the Senior Subordinated Bridge Agent and the Senior Subordinated Bridge Arrangers:	Cahill Gordon & Reindel LLP.

Senior Subordinated Term Loans

Maturity:	The Senior Subordinated Term Loans will mature on the date that is ten years after the Closing Date.

Interest Rate:	The Senior Subordinated Term Loans will bear interest at an interest rate per annum (the “Senior Subordinated Term Loan Interest Rate”) equal to the sum of the Senior Subordinated Conversion Rate, determined quarterly, plus the Senior Subordinated Conversion Spread (each determined as set forth below), provided that the Senior Subordinated Term Loan Interest Rate for any such Senior Subordinated Term Loan shall not at any time exceed a rate equal to the Senior Subordinated Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Subordinated Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

The “Senior Subordinated Conversion Rate”, as determined on the Senior Subordinated Conversion Date, the interest rate borne by the Senior Subordinated Bridge Loans on the day prior to the Senior Subordinated Conversion Date plus 50 basis points.

The “Senior Subordinated Conversion Spread” will equal, with respect to any Senior Subordinated Term Loan, 0.50% during the three-month period commencing on the Senior Subordinated Conversion Date for such Senior Subordinated Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Offers to Repurchase:	Borrower will be required to offer to repurchase the Senior Subordinated Term Loans (i) with the proceeds of certain asset sales to be agreed subject to reinvestment and secured and senior debt payment provisions customary for financings for affiliates of the Sponsors and at least as favorable as those applicable to the Senior Secured Facilities and (ii) upon a Change of Control (to be defined in a manner customary for financings for affiliates of the Sponsors) at 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

ANNEX I-C-1

Covenants:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

Events of Default:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

ANNEX I-C-2

ANNEX II

Senior Subordinated Exchange Notes

Issue:	The Senior Subordinated Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Subordinated Exchange Notes will mature on the date that is ten years after the Closing Date.

Interest Rate:	The Senior Subordinated Exchange Notes will bear interest at a fixed rate equal to the interest rate payable on the Senior Subordinated Term Loan surrendered in exchange for such Senior Subordinated Exchange Note as of the date of such exchange.

Optional Redemption:	The Senior Subordinated Exchange Notes will be non-callable until the fifth anniversary of the Closing Date (subject to customary “equity clawback” provisions for up to 35% of the net proceeds of public and private sales of Holdings’ or the Borrower’s equity securities and a make-whole redemption provision at a make-whole price based on U.S. Treasury notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points). Thereafter, each Senior Subordinated Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Subordinated Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Senior Subordinated Exchange Notes; provided, that, such call protection shall not apply to any call for redemption issued prior to the sale to a third party purchaser.

Offer to Repurchase Upon a Change of Control:	The Borrower will be required to offer to repurchase the Senior Subordinated Exchange Notes following the occurrence of a Change of Control (to be defined in a manner customary for financings with affiliates of the Sponsors) at 101% of the outstanding principal amount thereof.

Defeasance Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

ANNEX II-C-1

Registration Rights:

Customary for transactions for affiliates of the Sponsors, including the following terms:

The Borrower shall use its commercially reasonable efforts to file, within 90 days after the first issuance of Senior Subordinated Exchange Notes (the date of each such issuance, the “Senior Subordinated Issue Date”), and will use its commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to such Senior Subordinated Exchange Notes so issued (the “Senior Subordinated Registration Statement”). If a Senior Subordinated Registration Statement is filed, the Borrower will use its commercially reasonable efforts to keep such Senior Subordinated Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Subordinated Exchange Notes to which such Senior Subordinated Registration Statement relates; provided, that, in no event shall the Borrower be required to keep such Senior Subordinated Registration Statement effective and available for more than two years after the Senior Subordinated Issue Date. The Borrower shall cause the Senior Subordinated Registration Statement with respect to the Senior Subordinated Exchange Notes issued on the Senior Subordinated Issue Date to be declared effective by the date (the “Senior Subordinated Effectiveness Date”) that is 240 days from the Senior Subordinated Issue Date. Any failure on the part of the Borrower to cause any Senior Subordinated Registration Statement to be declared effective in accordance with the time periods in the preceding sentence is referred to as a “Senior Subordinated Registration Default”. In the event of a Senior Subordinated Registration Default with respect to any Senior Subordinated Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of 0.25% per annum on the principal amount of such Senior Subordinated Exchange Note to the holder of such Senior Subordinated Exchange Note, to the extent that such holder is unable to freely transfer such Senior Subordinated Exchange Note, from and including the Senior Subordinated Effectiveness Date to but excluding the effective date of the Senior Subordinated Registration Statement with

ANNEX II-C-2

respect to such Senior Subordinated Exchange Note. On the 90th day after the Senior Subordinated Effectiveness Date with respect to any such Senior Subordinated Exchange Note, the liquidated damages shall increase by 0.25% per annum and, on each 90-day anniversary of the Senior Subordinated Effectiveness Date thereafter, shall increase by 0.25% per annum to a maximum increase in interest of 1.00% per annum. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date. In lieu of a Senior Subordinated Registration Statement, the Borrower at its option may file a registration statement with respect to notes having identical terms as the Senior Subordinated Exchange Notes (the “Substitute Senior Subordinated Notes”) to effect a registered exchange offer (the” Senior Subordinated Exchange Registration Statement”) in which the Borrower offers to holders of Substitute Senior Subordinated Notes in exchange for the Senior Subordinated Exchange Notes (a “Registered Senior Subordinated Exchange Offer”). In such case, if the Senior Subordinated Exchange Registration Statement has not been declared effective in an exchange offer for the Senior Subordinated Exchange Notes has not been consummated pursuant to the Senior Subordinated Exchange Registration Statement prior to the Senior Subordinated Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph. In the event that a “market making” prospectus would be required for any Senior Subordinated Bridge Lender (or its affiliates) to make a secondary market in the Senior Subordinated Exchange Notes, the Borrower will provide a shelf registration statement for such purpose.

Covenants:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

Events of Default:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

Assignment:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions.

ANNEX II-C-3

EXHIBIT D

PROJECT ALPHA

$4,605,000,000 Senior Secured Facilities

$1,700,000,000 Senior Increasing Rate Bridge Facility

$770,000,000 Senior Subordinated Increasing Rate Bridge Facility

Summary of Additional Conditions Precedent1

Except as otherwise set forth below, the effectiveness of the Senior Secured Facilities and the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition shall be consummated simultaneously with the initial funding of the relevant Facilities in all material respects on the terms described in the Merger Agreement and all material requirements of law; the Merger Agreement and all material related documentation (including disclosure schedules) shall be reasonably satisfactory to the Agent (it being understood that the Agent is satisfied with the draft of the Merger Agreement dated August 8, 2006 received from Wachtell, Lipton, Rosen & Katz at 3:56 a.m. (EDT) on August 8, 2006) and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders in any material respect without the consent of the Agent; the Investors shall have invested, directly or indirectly, in common equity and/or preferred equity of the Company, in the case of preferred equity having terms reasonably satisfactory to the Arrangers, and members of management of the Company shall have rolled over equity interests in the Company in exchange, directly or indirectly, for common equity and/or preferred equity of the Company, in the case of preferred equity having terms reasonably satisfactory to the Arrangers, in an aggregate amount equal to not less than 20% of the pro forma total consolidated capitalization of the Company on the date the Acquisition is consummated (the “Closing Date”); provided that not less than 17.5% of such aggregate amount shall have been in cash; and the Borrower shall have increased and extended the Existing Receivables Facility, on terms (other than in respect of the amount of proceeds therefrom) reasonably satisfactory to the Agent (it being understood that the Agent is satisfied with the terms described in the commitment letter dated July 20, 2006 received at 9:30 a.m. (EDT) on August 7, 2006 and no provision thereof shall have been waived, amended, supplemented

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Joint Lead Arrangers.

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or otherwise modified in a manner adverse to the Lenders in any material respect without the consent of the Agent), which shall be available for drawing on the Closing Date.

2. All amounts, if any, due or outstanding under certain of the existing credit facilities of the Borrower and its subsidiaries shall have been (or substantially contemporaneously with the closing under the Senior Secured Facilities shall be) paid in full and the commitments thereunder terminated. To the extent required by the Agent, all of the Borrower’s outstanding debt securities (other than the 5.0% Notes due 2012 guaranteed by the Company) will be redeemed, repurchased or otherwise satisfied and discharged on a basis substantially satisfactory to the Agent, or amounts with respect to the redemption of which shall have been deposited with the relevant trustee or holders or otherwise placed in escrow as of the Closing Date. To the extent required by the Agent, at the Closing Date, the Company and its subsidiaries will have no debt other than borrowings under the Facilities, the guarantee of the 5.0% Senior Notes due 2012, the Senior Notes, the Senior Subordinated Notes, the Existing Receivables Facility, any debt that shall have been satisfied and discharged or amounts with respect to the redemption of which shall have been deposited with the relevant trustee or holders or otherwise placed in escrow, in any case, as of the Closing Date, and not more than $100,000,000 of other indebtedness reasonably satisfactory to the Agent plus the amount, if any, by which any of the Facilities (other than the Revolving Facility) are not drawn upon.

3. The Agent shall have received (a) if the Closing Date occurs after September 30, 2006, to the extent required to be filed with the Securities and Exchange Commission on a Form 10-K, U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2006 fiscal year and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended 45 days before the Closing Date.

4. The Agent shall have received a customary certificate from the chief financial officer of the Borrower certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

5. With respect to the Bridge Facilities, (a) the Arrangers and one or more investment banks satisfactory to the Joint Lead Arrangers (collectively, the “Investment Bank”) each shall have received, not later than 15 business days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to the applicable Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower as provided in the procedures specified by the Public Company Accounting Oversight Board as described in

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AU 722) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of such Notes (in each case, except as otherwise agreed and except for the omission of a note to the financial statements setting forth certain financial information with respect to guarantor and non-guarantor financial statements), or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of such Notes, and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of the material described in clause (a) to seek to place such Notes with qualified purchasers thereof.

6. The Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Notwithstanding anything in the Commitment Letter or and any other agreement or undertaking to the contrary, the terms of the definitive credit documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in the Commitment Letter are satisfied (it being understood that, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement or delivery of possession of capital stock) is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but a perfected security interest in such Collateral shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Agent).

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